Exhibit 10.1

[DATE]

[Employee Name]

[Employee Address]

RE:	Retention Bonus

Dear _____:

To incentivize you to remain with and committed to Global Eagle Entertainment Inc. (the “Company” or “we”, collectively with its Subsidiaries (“GEE”)), we are offering you a retention bonus of $[ 🌑 ] (the “Retention Bonus”) upon the terms set forth in this letter agreement (“Agreement”). In order to be eligible for the Retention Bonus you must sign and return this Agreement acknowledging your agreement to its terms.    Please refer to Appendix A for certain definitions applicable to terms used in this Agreement.

If you accept this offer, then on or before [DATE] we will advance and pre-pay to you the full amount of the Retention Bonus (less required and elected withholdings), subject to your agreement to repay the Retention Bonus to the Company in full if it is not earned on the terms and conditions set forth below. By acceptance of this offer and the Retention Bonus you agree to forfeit and waive all rights you may have under any existing retention incentives, the Annual Incentive Plan for the 2020 performance year, outstanding stock options and cash settled appreciation rights, whether or not previously vested, and any unvested restricted stock units or performance stock units.

You will earn the Retention Bonus in full if you are employed by GEE on the earlier of July 14, 2021 or a Change in Control (the “Vesting Date”). You will also earn the Retention Bonus in full if your employment is terminated by the Company in a Qualifying Termination prior to the Vesting Date and you (or your estate in case of death) sign and do not revoke the Company’s standard general release of claims within 60 days of your termination. If you retire or resign or you are terminated for Cause prior to the Vesting Date, then you will not earn the Retention Bonus and you will be required to repay the Retention Bonus to the Company, as provided below.

For the avoidance of doubt, if in connection with a sale of assets or equity that is not a Change in Control you are offered employment with any buyer and you accept that employment, then your termination from GEE will be a Qualifying Termination. However, if in connection with a sale of assets or equity that is not a Change of Control you receive a Qualifying Offer from any buyer and you do not accept such offer, then any subsequent separation from GEE for any reason will be treated as a resignation and you will be required to repay your Retention Bonus.

If you do not earn the Retention Bonus, then you must repay the after-tax amount of the Retention Bonus promptly, but in no event more than thirty (30) days following your termination. For purposes of determining the after-tax amount of your Retention Bonus, we will assume you pay tax at the highest effective marginal combined federal, state and local income tax rate applicable to individuals where you reside for the year in which the repayment should occur. Upon your termination, to the extent permitted by applicable law GEE may offset and reduce any other compensation owed you, such as unpaid wages and unreimbursed business expenses by the repayment amount. We reserve all other rights and remedies available to recoup the Retention Bonus advanced and as provided under this Agreement, including the right to file a legal claim in court.

Except as may otherwise be required by law, you agree not to disclose the existence of this Agreement or any of its terms to anyone other than your spouse or domestic partner and any financial or legal advisor who agrees to be bound not to make any such disclosure.

This letter does not confer upon you any right to continue in the employment of GEE for any period or interfere with or otherwise restrict in any way the rights of your employer or you to terminate your employment at any time for any reason whatsoever, with or without Cause.

This Agreement will in all respects be governed by, and construed in accordance with, the laws of the State of California, without reference to conflicts of law principles thereunder. Any disputes arising out of this agreement shall be settled according to the arbitration provisions set forth in your employment agreement or offer letter, as applicable.

Please indicate your acceptance of the provisions of this Agreement by signing the enclosed copy of this letter agreement and returning it to my attention no later than [DATE] at [TIME] Pacific time.

Very truly yours,

Agreed and Accepted.

Date:

Appendix A – Agreement Definitions

For purposes of this Agreement the following defined terms apply:

“Affiliate” has the meaning set forth in the Equity Plan.

“Board” has the meaning set forth in the Equity Plan

“Cause” has the meaning set forth in the Equity Plan.

“Change in Control” means the first to occur of any of the following events after the date of this Agreement whether such event occurs as a single transaction or as a series of related transactions:

(a) The acquisition, directly or indirectly, by any Person, entity or “group” (as used in Section 13(d) of the Exchange Act) (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate, or (iii) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the securities eligible to vote for the election of the Board (“Company Voting Securities”)) becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company Voting Securities;

(b) The consummation of a merger, consolidation, statutory share exchange, restructuring (including as result of a proceeding under the United States Bankruptcy Code) or similar form of corporate transaction involving the Company (each of the events referred to in this sentence being hereinafter referred to as a “Reorganization”), as a result of which Persons who were the “beneficial owners” (as such term is defined in Rule13d-3 under the Exchange Act (or a successor rule thereto)) of Company Voting Securities immediately prior to such Reorganization do not immediately thereafter, beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization (including a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries);

(c) Within any twenty-four (24)-month period, individuals who were directors of the Company on the first days of such period (the “Incumbent Directors”) shall cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the first day of such period whose election, or nomination by the Board for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (including without limitation any settlement thereof);

(d) The approval by the Company’s stockholders of the liquidation or dissolution of the Company (including pursuant to any case under the United States Bankruptcy Code, then upon approval of the court with jurisdiction over such case of a plan of liquidation), but not including a liquidation of the Company into any Subsidiary or Affiliate or a liquidation as a result of which Persons who were holders of voting securities of the Company immediately prior to such liquidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entity that holds substantially all of the assets of the Company following such event; or

(e) The consummation of the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more Persons or entities that are not, immediately prior to such sale, transfer or other disposition, Subsidiaries or Affiliates of the Company.

“Disability” has the meaning set forth in the Equity Plan.

“Equity Plan” means the Global Eagle Entertainment Inc. Amended and Restated 2017 Omnibus Long-term Incentive Plan, as amended.

“Exchange Act” has the meaning set forth in the Equity Plan.

“Good Reason” means the occurrence of any one or more of the following events without your prior written consent: (i) a reduction of more than 15% of your base salary as in effect on the date of this Agreement, other than in connection with an across-the-board reduction of the base salaries of similarly situated employees of the Company, or (ii) a change in your principal place of work to a location of more than 50 miles in each direction from your current principal place of work; provided that such change increases your commute by more than 50 miles in each direction and more than three times per week on average. You will not have Good Reason, unless you provide written notice to the Company within 90 days of such event and the Company fails to cure within 30 days.

“Person” has the meaning set forth in the Equity Plan.

“Qualifying Offer” means an offer of employment at a base salary of 90% or more of the base salary you were eligible to earn immediately prior to such asset or equity sale.

“Qualifying Termination” means termination of your employment for any of the following reasons (i) by GEE without Cause, (ii) by reason of Disability or death, or (iii) by you for Good Reason.

“Subsidiary” has the meaning set forth in the Equity Plan.